UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2026

YELP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35444	20-1854266
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
350 Mission Street, 10th Floor
San Francisco, California 94105
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 908-3801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.000001 per share	YELP	New York Stock Exchange LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01.    Other Events.
On January 17, 2026, Yelp Inc. (the “Company”) and Hargrove Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hatchify Inc. (“Hatch”) and Fortis Advisors LLC, as the Securityholders’ Representative. Pursuant to the Merger Agreement, on February 2, 2026, Merger Sub merged with and into Hatch, with Hatch continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”).
The transaction closed upon the consummation of the Merger and all outstanding capital stock and options to purchase capital stock of Hatch were converted into the right to receive an aggregate of approximately $270 million in cash, subject to customary post-closing adjustments. Pursuant to the Merger Agreement, the Company will also provide certain continuing Hatch employees with retention packages valued at an aggregate of $30 million to be paid out over two to three years.
The Company funded the transaction in part with a loan under its revolving credit facility established by the Revolving Credit and Guaranty Agreement, dated as of April 28, 2023, with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended by the First Amendment to Revolving Credit and Guaranty Agreement, dated as of December 18, 2025, with the lenders party thereto, JPMorgan Bank, N.A., as the existing administrative agent and collateral agent, and Wells Fargo Bank National Association, as the successor administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 6, 2026	YELP INC.
		By:	/s/ David Schwarzbach
David Schwarzbach
Chief Financial Officer